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                                                                       EXHIBIT 5


                           [Dykema Gossett Letterhead]

                                  July 19, 2001

Champion Enterprises, Inc.
2701 Cambridge Ct., Suite 300
Auburn Hills, Michigan  48326

Ladies and Gentlemen:

         We have served as counsel to Champion Enterprises, Inc. (the "Company") in connection with the preparation of the Registration Statement (Form S-3) to be filed by the Company on July 19, 2001, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the offering of 2,328,003 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock") for resale by a certain selling shareholder. The shares included in the registration statement may be issued from time to time upon conversion or redemption of or as dividends upon the Company's Series B-1 Cumulative Convertible Preferred Stock.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the shares of Common Stock issuable upon conversion or redemption of the Series B-1 Cumulative Convertible Preferred Stock, upon issuance in accordance with the terms of the Certificate of Rights and Preferences of the Series B-1 Cumulative Convertible Preferred Stock (the "Certificate"), will be validly issued, fully paid and non-assessable, and (2) the shares of Common Stock issuable from time to time by the Company as dividends on the Series B-1 Cumulative Convertible Preferred Stock, upon due declaration by the Board of Directors of the Company of a dividend payable in shares of Common Stock and due payment of such dividend in accordance with the Certificate, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                            Very truly yours,

                                            DYKEMA GOSSETT PLLC

                                            /s/ D. RICHARD MCDONALD

                                            D. Richard McDonald